UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ X] Preliminary Proxy Statement

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

ITRONICS INC.

(Name of Registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement), if other than Registrant

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction

applies:

(2) Aggregate number of securities to which transaction

applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                                (1) Amount Previously Paid:

                               (2) Form, Schedule or Registration Statement No.:

                               (3) Filing Party:

                               (4) Date Filed:

ITRONICS, INC.

6490 South McCarran Boulevard, Building C, Suite 23

Reno, Nevada 89509

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Itronics Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of Stockholders of Itronics Inc., a Texas corporation (the "Company") for its fiscal year 2004, will be held at 10:00 a.m. on____________, 2005, at the Atlantis Casino Resort, Ballroom A, with an address of 3800 South Virginia Street, Reno, Nevada, 89502, for the following purposes:

        1. To elect a three member Board of Directors to serve until the next Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified;

        2. To ratify the appointment of Cacciamatta Accountancy Corporation as the Company’s Independent Registered Public Accounting Firm for the ensuing year;

        3 To consider and vote upon a proposal to increase the Company’s authorized shares of common stock from two hundred and fifty million (250,000,000) to one billion (1,000,000,000) shares of Common Stock; and

        4. To consider and transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

In accordance with the provisions of the Company's By-laws, the Board of Directors has fixed the close of business on November __, 2005 as the date for determining the stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof.

Dated: November __, 2005

                                                                                                          By Order of the Board of Directors,

                                                                                                          Dr. John W. Whitney, President and Director

STOCKHOLDERS ARE URGED TO FILL IN, DATE, SIGN AND PROMPTLY RETURN THE

ENCLOSED PROXY IN THE ACCOMPANYING PREPAID ENVELOPE.

It is desirable that as many stockholders as possible be represented, in person or by proxy, at the Annual Meeting. Consequently, whether or not you now expect to be present, please execute and return the enclosed proxy. You have the power to revoke your proxy at any time before it is voted, and the giving of a proxy will not affect your right to vote in person if you attend the Annual Meeting.

ITRONICS, INC.

6490 South McCarran Boulevard, Building C, Suite 23

Reno, Nevada 89509

PRELIMINARY PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

January __, 2006

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Itronics Inc. (the "Company") for use at the Company's Annual Meeting of Stockholders for its fiscal year 2004 to be held on January __, 2006, and at any adjournment thereof (the "Meeting"). Further, solicitation of proxies may be made personally, or by telephone or telegraph, by regularly employed officers and other employees of the Company, who will receive no additional compensation for such. The cost of soliciting proxies will be borne by the Company which may enlist the assistance, and reimburse the reasonable expenses, of banks and brokerage houses in the additional solicitation of proxies and proxy authorizations, particularly from their customers whose stock is not registered in the owner's name, but in the name of such banks or brokerage houses.

Only Shareholders of record at the close of business on November __, 2005 (the "Record Date") are entitled to vote at the Meeting. As of the Record Date, there were issued and outstanding _________ shares of the Company’s common stock (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote on all matters properly coming before the Meeting. All properly executed, unrevoked proxies on the enclosed form of proxy that are received in time will be voted in accordance with the Shareholder’s directions and, unless contrary directions are given, will be voted for the proposals (the "Proposals") described below. Anyone giving a proxy may revoke it at any time before it is exercised by giving the board of directors of the Company written notice of the revocation, by submitting a proxy bearing a later date or by attending the Meeting and voting in person.

The presence in person or by properly executed proxy of holders representing a majority of the issued and outstanding shares of the Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Meeting. Votes cast by proxy or in person at the Meeting will be tabulated by the inspector of elections appointed for the Meeting, who will determine whether or not a quorum is present. Shares of Common Stock represented by proxies that are marked "abstain" will be included in the determination of the number of shares present and voting for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted as voted against a Proposal. Brokers holding shares of Common Stock for beneficial owners in "street name" must vote those shares according to specific instructions they receive from the owners. However, brokers have discretionary authority to vote on "routine" matters. Absent specific instructions from the beneficial owners in the case of "non-routine" matters, the brokers may not vote the shares. "Broker non-votes" result when brokers are precluded from exercising their discretion on certain types of proposals. Shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares entitled to vote at the Meeting on those matters as to which instructions to vote are not provided by the owner.

The Board of Directors of the Company has adopted and approved each of the Proposals set forth herein and recommends that the Company’s Shareholders vote "FOR" each of the Proposals.

Copies of each of the Annual Reports on Form 10-KSB/A of the Company for the fiscal year ended December 31, 2004 (the "2004 Fiscal Year") and the Form 10-QSB/A for the fiscal quarter ended June 30, 2005, including financial statements, which are incorporated by reference into this Proxy Statement and made a part hereof, are being mailed concurrently herewith to all stockholders of record at the close of business on November __, 2005.

This Proxy Statement, the accompanying Notice of Meeting and the form of proxy have been first sent to the Shareholders on or about ____________ __, 2005. The date of this Proxy Statement is November __, 2005.

TABLE OF CONTENTS

Page

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PROPOSAL 1: APPROVAL OF NOMINEES TO THE BOARD OF DIRECTORS

General

Meetings of the Board of Directors

Compensation of the Board of Directors

Director Attendance at Annual Meeting

Audit Committee

Code of Ethics

Executive Compensation

Legal Proceedings

Certain Relationships and Related Transactions

Section 16(a) Beneficial Ownership Reporting Compliance

Shareholder Vote Required

PROPOSAL 2: APPROVAL OF THE APPOINTMENT OF CACCIAMATTA ACCOUNTANCY CORPORATION.

General

Shareholder Vote Required

PROPOSAL 3: RATIFICATION OF THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION INCREASING THE AUTHORIZED SHARES OF COMMON STOCK FROM TWO HUNDRED AND FIFTY MILLION TO ONE BILLION

The Authorization

Reason for Authorization; the Securities Purchase Agreement

Description of Securities

Financial and Other Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Shareholder Vote Required

GENERAL AND OTHER MATTERS

SOLICITATION OF PROXIES

SHAREHOLDER PROPOSALS

APPENDIX A Certificate of Amendment to the Articles of Incorporation

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information included in this Proxy Statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from our future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe the our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that these projections included in these forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Only stockholders of record at the close of business on November ___ 2005 are entitled to vote at the Annual Meeting. The total number of shares of common stock, par value $.001 per share (the "Common Stock"), of the Company, issued, outstanding and entitled to be voted on the record date was [197,057,628] shares. Each such share of Common Stock is entitled to one vote upon all matters to be acted upon at the Annual Meeting. There are no cumulative voting rights. The holders of a majority of the outstanding votes (i.e., 98,528,814 votes) shall constitute a quorum. A quorum is necessary to hold a valid meeting. In accordance with the Company's Articles of Incorporation and By-laws, and applicable law, approval of Proposal 1 and Proposal 2 will require a favorable vote by a majority of the shares of common stock issued and outstanding and Proposal 3 will require a favorable vote by a two thirds majority of the shares of common stock issued and outstanding.

Abstentions will be counted as votes not cast, which will have the same effect as a negative vote on the matter. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

The following table sets forth certain data with respect to those persons known to us, as of November 4, 2005, to be the beneficial owners of more than 5% of the outstanding shares of our common stock as well as certain information, with respect to director and executive officer ownership of our common stock:

	Amount and Nature of Beneficial Ownership
		Common Shares
Name and		Which May Be		Percent
Address of	Common Shares	Acquired Within		of
Beneficial Owner	Presently Held	60 days (1)	Total	Class
Dr. John W. Whitney
P.O. Box 10725
Reno, NV 89510 (2)(3)(4)	27,581,830	8,050,000	35,631,830	17.4%
Paul H. Durckel
1655 Highway 395
Minden, NV 89423 (2)	577,168	138,400	715,568	*
Howland S. Green
P.O. Box 10725
Reno, NV 89510 (2)	1,252,500		1,252,500	*
Duane H. Rasmussen
P.O. Box 10725
Reno, NV 89510 (3)	1,683,995	5,494,681	7,178,676	3.6%
All directors and
Executive officers as
a group (5 persons)	31,747,812	13,683,081	45,430,893	21.6%

*Less than 1%

(1) Dr. Whitney’s options include compensatory options of 1,000,000 shares at $0.25 per share, 3,000,000 shares at $0.30 per share, 250,000 shares at $0.20 per share, and 550,000 shares at $0.15 per share. The Common Shares Which May be Acquired Within 60 Days also includes 3,250,000 shares that are to be issued to Dr. Whitney when sufficient cash is available to pay payroll tax withholdings.  Dr. Whitney exercised non-compensatory three year warrants for 1,200,000 restricted common shares in August 2005 at $0.075 per share by converting $90,000 in short term loans. He received these warrants by previously converting $120,000 in short term loans into the then existing private placement under the same terms and conditions as other investors.

Mr. Durckel has three year warrants to acquire 138,400 shares of our common stock related to his cash investment in the 2002 and 2003 Equity Private Placements, which are convertible at $0.08, $0.16, and $0.24 per share for the first through third years of the option period.

In April 2005 Mr. Green was granted a compensatory option to acquire 1,000,000 of the Company’s restricted common shares at $0.10 per share. The first 500,000 shares of the option will become exercisable when the Federal EPA accepts the registration application for the GOLD’n GRO Guardian and the second 500,000 shares of the option will become exercisable when the Federal EPA issues the registration for the GOLD’n GRO Guardian. The entire option is exercisable for two years after the EPA registration is received. This option is not included in the above table as it is not exercisable within 60 days.

Mr. Rasmussen has a three year non-compensatory warrant to acquire 2,125,000 shares at $0.08, $0.16, and $0.24 per share for the first through third years of the option period. He acquired this warrant by investing $170,000 of his back salary in the existing private placement. Mr. Rasmussen also was granted a compensatory option to acquire 425,000 shares of our common stock at $0.15 per share. This option is exercisable at any time until one year after Mr. Rasmussen leaves our employment. The Common Shares Which May Be Acquired Within 60 Days also includes 2,944,681 shares that are to be issued to Mr. Rasmussen when sufficient cash is available to pay payroll tax withholdings.

(2) Director

(3) Officer

(4) Includes 72,768 shares owned by Maureen E. Whitney, Dr. Whitney's wife.

PROPOSAL 1

APPROVAL OF NOMINEES TO THE BOARD OF DIRECTORS

General

A board of three directors is to be elected at the Meeting to hold office until the next annual meeting or until their respective successors are elected. Unless individual Shareholders specify otherwise, each returned proxy will be voted for the election of the three nominees who are listed herein. The following schedule sets forth certain information concerning the nominees for election as directors.

The individuals named in the enclosed form of proxy will vote, if so authorized, FOR the persons named below as directors of the Company, each of whom has served as a director of the Company for the periods so indicated. Each such person is to be elected to hold office until the next succeeding Annual Meeting of Stockholders and until his successor is duly elected and qualified. Management of the Company is not aware of any reason why any of the nominees will not be able to serve. If a nominee should subsequently become unavailable for election, the persons voting the accompanying proxy may, in their sole discretion, vote FOR such substitute nominee the present Board of Directors may recommend.

	Age
Name		Position	Position Held Since
Dr. John W. Whitney	58	President/Treasurer	May 1988
		Director
Paul H. Durckel	87	Director	September 1995
Howland S. Green	51	Northeast Manager	April 2005
		of GOLD’n GRO sales
		Director
Gregory S. Skinner	50	Secretary	December 1990
Duane H. Rasmussen	74	Vice President;	November 1997
		Vice President and	May 1994
		General Manager-IMI

For directors, the term of office is until the next annual meeting of shareholders. For officers, the term of office is until the next annual meeting of the Board of Directors, presently scheduled to be held immediately following the annual meeting of the shareholders.

John W. Whitney:

In addition to being our President and a Director from 1988 to present, Dr. Whitney is the President and a Director of each of the operating subsidiaries, Itronics Metallurgical, Inc. and Whitney & Whitney, Inc. Dr. Whitney also serves as the General Manager of American Hydromet, a joint venture.

He received his Ph.D. in Mineral Economics from Pennsylvania State University in 1976, his M.S. in Mineralogy from the University of Nebraska in 1971, and his B.S. in Geology from the University of Nebraska in 1970. Dr. Whitney has served as President of Whitney & Whitney, Inc. since its formation in 1977.

Prior to his serving as W&W full-time president, Dr. Whitney worked as a consultant for the Office of Technology Assessment, U.S. Congress, doing analysis of various Alaskan mineral issues (1977-1978), a consultant for various government agencies, including the office of Mineral Policy Analysis in the U.S. Department of Interior, and the Washington office of the U.S. Bureau of Mines, consulting firms, law firms and mining companies on a variety of mineral planning issues (1976-1977), as a consultant for BKW Associates, Inc. evaluating mining investment opportunities in Mexico and the Philippines (1973-1975), and as a geologist-mineralogist for Humble Oil & Refining Company and GeoTerrex Ltd. (1971-1972).

Dr. Whitney is an internationally recognized consultant in the field of Metal and Material Resource Economics. Dr. Whitney has presented seminars for various clients on Mining Economics, and has taught a three-credit graduate course on International Metal Economics for the

University of Arizona's College of Mines. Dr. Whitney is an Honorary Faculty Member of the Academy for Metals and Materials under the seal of the American Society for Metals. Dr. Whitney has made numerous presentations and written a number of publications on various technical subjects within his broad area of expertise. Dr. Whitney is coinventor of the American Hydromet process technology and holds four patents. Dr Whitney was selected as Nevada’s Inventor of the Year for 2000 and became a member of the Inventor’s Hall of Fame at the University of Nevada, Reno.

Paul H. Durckel:

Mr. Durckel has served as a Director of our company since September 1995. He received a pre-legal degree from Stanford University in 1940. He has served various companies involved in fertilizer manufacturing and sales for approximately 30 years. He is presently an Independent Real Estate Salesman for Verus Realty. He served Myers Realty, Inc. in varying capacities, including Broker-Salesman, Consultant, Manager, Vice President of Operations, and Director, from 1987 to 2001. His experience in the fertilizer industry includes Vice President and General Manager and Vice President- Operations for American Plant Food Corp., Executive Assistant to the Chairman for Best Fertilizers Co., Vice President and General Manager for Best Fertilizer of Texas, and Vice President and General Manager for Farm Services Co.

Howland S. Green

Mr. Green was appointed as our director and as the Northeast Manager of GOLD’n GRO Sales in April 2005. He received a B.Sc. degree in plant science and landscape architecture from the University of Rhode Island in 1981. He founded the Holly Ridge Nursery in Kingston, Rhode Island in 1989 and was its owner and President until the business was sold in September 2005. He is the concept creator and a founder of the North American Deer Management Network. Mr. Green researched and developed the Mirrepel and subsequently co-developed the GOLD’n GRO Guardian systemic deer and rabbit repellents. Through his ownership of the Holly Ridge Nursery he has gained extensive knowledge of the landscape construction and maintenance and wholesale and retail nursery markets. He has also served as consultant to "Ask This Old House".

Gregory S. Skinner, Esq.

Mr. Skinner has served as our secretary and general counsel since December 1990. He obtained his B.A. degree in Economics from the University of California at Berkeley in 1976. He obtained his J.D. degree from Hastings College of the Law, University of California at San Francisco in 1979. He is licensed to practice law in the states of California and Nevada. He retired from the practice of law on January 1, 2003 and is "of counsel" to the law office of Watson & Rounds, a Professional Corporation (WR). Prior to December 31, 2002 he was a shareholder in Skinner, Watson & Rounds, which had offices located in Reno, Las Vegas, and Incline Village, Nevada. Prior to becoming Secretary of Itronics Inc., Mr. Skinner has provided legal services and advice to Whitney & Whitney, Inc. since 1980.

Duane H. Rasmussen:

Mr. Rasmussen has served as Vice President and General Manager of IMI since May 1994. He became our Vice President in November 1997. He initially joined us in 1991 as Assistant Manager and Business Consultant for W&W. He received his B.S. degree in Chemical Engineering from the University of Wisconsin in 1953 and his M.B.A. in Industrial Management in 1955 from the same University. He served as President of Screen Printing Systems, Inc. from 1987 to 1990 and from 1995 to October 1998. Other business experience includes approximately 20 years with Jacobs Engineering Group, Inc. in varying capacities, including Project Manager, Regional Sales Manager, Regional Vice President, and Group Vice President.

Except as set forth herein, no officer or director of the Company has, during the last five years: (i) been convicted in or is currently subject to a pending a criminal proceeding; (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any Federal or state securities or banking laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) has any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy of for the two years prior thereto.

Meetings of the Board of Directors

The Company's Board of Directors held four meetings during the Fiscal Year 2004, and acted no times by written consent. No director failed to attend the meeting.

Compensation of the Board of Directors

Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of the Board of Directors. In addition, each director of the Company is eligible to receive 2,500 shares of our common stock each quarter.

Director Attendance at Annual Meeting

The Company encourages all Directors to attend the annual meeting, however, because many of our Directors have a multitude of responsibilities, we do not require attendance.

Audit Committee

At present we do not have an audit committee and consequently the entire Board serves as the audit committee. The Board presently consists of three members, one of whom is independent. We have interviewed several qualified individuals for the position of Audit Committee Financial Expert on the Board of Directors. All have declined to serve, with the primary reason being personal liability issues, especially the perceived view that being the "financial expert" increases the individual’s personal exposure over that of being a regular Board member.

Code Of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics (Code) that is applicable to our directors, principal executive and financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of the Code is included as Exhibit 14 to the Form 10-KSB for the fiscal year ended December 31, 2004 and included herewith. A copy of the Code may be obtained by anyone, without charge, by requesting a copy either by telephoning (775) 689-7696 and asking for investor relations or by e-mailing us at www.itronics.com. If requesting by e-mail, please indicate a preference of a reply by e-mail or by physical mail.

EXECUTIVE COMPENSATION

The following tables set forth certain information regarding our President and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal year ending December 31, 2004, 2003 and 2002 exceeded $100,000:

				Long Term
				Compensation
Name and				Securities
Principal	Calendar	Annual Compensation		Underlying
Position	Year	Salary	Bonus	Options (#)
Dr. John W. Whitney:	2004	$126,150	$-0-	550,000
President, Treasurer	2003	$126,375	$-0-	-0-
and Director (1) (2)	2002	$127,350	$-0-	3,250,000
Duane H. Rasmussen	2004	$132,000	$-0-	425,000
Vice President, VP	2003	$132,000	$-0-	-0-
and General Manager	2002	$132,000	$-0-	-0-
IMI (3)

(1) The 2004, 2003 and 2002 salary amounts include $125,000, for each year, respectively, that were not paid currently. In 2003 Dr. Whitney converted $260,000 of these amounts into the then existing private placement at $0.08 per share for a total of 3,250,000 shares plus an equal number of three year warrants. This transaction is under the same terms and conditions as for other investors in the current private placement, consequently, the warrants are treated as non-compensatory. These shares have not yet been issued, pending accumulation of sufficient cash to pay required withheld payroll taxes.

Effective January 1, 1999, Dr. Whitney was granted an option for 1,000,000 shares of our common stock at $0.25 per share, effective July 1, 2002 he was granted an option for 3,000,000 shares of our common stock at $0.30 per share, and effective May 7, 2004 he was granted an option for 550,000 shares of our common stock at $0.15 per share. These options are exercisable at any time until one year after Dr. Whitney leaves our employment. Effective October 2, 2002 Dr. Whitney was granted a five year option for 250,000 shares of our common stock at $0.20 per share.

(2) The salary amounts listed above include $1,150, $1,375, and $2,350 for 2004, 2003, and 2002, respectively, that represent compensation paid in common stock for service as a director of our company. The compensation plan for all directors was 2,500 shares per quarter for 2004 and previous years.

(3) The 2004, 2003, and 2002 salary amounts include $55,000, $77,000, and $132,000, respectively, that were not paid currently. In 2003 Mr. Rasmussen converted $170,000 of these amounts into the then existing private placement at $0.08 per share for a total of 2,125,000 shares plus an equal number of three year warrants. This transaction is under the same terms and conditions as for other investors in the current private placement, consequently, the warrants are treated as non-compensatory. These shares have not yet been issued, pending accumulation of sufficient cash to pay required withheld payroll taxes.

Effective May 7, 2004 Mr. Rasmussen was granted a compensatory option for 425,000 shares of our common stock at $0.15 per share. This option is exercisable at any time until one year after Mr. Rasmussen leaves our employment.

Option/SAR Grants in Last Fiscal Year

	Number of	% of Total
	Securities	Options to
	Underlying	Employees	Exercise
	Options	in Fiscal	or Base	Expiration
Name	Granted (1)	Year	Price	Date
Dr. John W. Whitney	550,000	33%	$0.15	One year after employment ends
Duane H. Rasmussen	425,000	25%	$0.15	One year after employment ends

(1) In addition to the above, Dr Whitney acquired a total of 1,200,000 non-compensatory three year warrants by converting $120,000 of short term loans into the then existing private placement. All transactions were under the same terms and conditions as for other investors in current private placements and consequently the warrants are treated as non-compensatory.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option

Values

Options Exercised:

	Shares Acquired on
Name	Exercise (#)	Value Realized
Dr. John W. Whitney
Non-compensatory (1)	4,750,461	$ -0-

(1) Dr. Whitney exercised non-compensatory warrants for 4,750,461 shares by paying cash of $185,008 and converting short term debt totaling $195,029. Since the warrants were non-compensatory, no realized value is listed above.

Options Unexercised:

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at 12/31/04		At 12/31/04
Name	Exercisable	Unexerciseable	Exercisable	Unexerciseable
Dr. John W. Whitney
Compensatory	4,800,000	-0-	$ -0- (1)	$ -0-
Non-compensatory	1,200,000	-0-	$ -0- (1)	$ -0-
Duane H. Rasmussen
Compensatory	425,000	-0-	$ -0- (2)	$ -0-
Non-compensatory	2,125,000	-0-	$ -0- (2)	$ -0-

(1) If value realized was based on the average of the closing bid and ask prices on December 31, 2004, the value realized would have been $-0- for the compensatory options and $-0- for the non-compensatory warrants. The securities under option, our common stock, are restricted and thus are not tradable within one year of exercise. In addition, as an officer and a greater than 10% shareholder of our company, Dr. Whitney is further restricted by SEC regulations as to the sale of our securities. The actual value realized, if and when the securities are sold, may be more or less than the value listed above. Consequently, the value of the unexercised options is reported at $-0-.

(2) If value realized was based on the average of the closing bid and ask prices on December 31, 2004, the value realized would have been $-0- for the compensatory and non-compensatory warrants. The securities under option, our common stock, are restricted and thus are not tradable within one year of exercise. In addition, as an officer of our company, Mr. Rasmussen is further restricted by SEC regulations as to the sale of our securities. The actual value realized, if and when the securities are sold, may be more or less than the value listed above. Consequently, the value of the unexercised options is reported at $-0-.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-
Equity compensation plans not approved by security holders	5,996,626	$0.25	989,000
Total	5,996,626	$0.25	989,000

LEGAL PROCEEDINGS

We may become involved in a lawsuit or legal proceeding at any time in the ordinary course of business. Litigation is subject to inherent uncertainties, and an unexpected adverse result may arise that may adversely affect our business. Certain lawsuits have been filed against us for collection of funds due that are delinquent, as described below. We are currently not aware of any litigation pending or threatened for any reason other than collection of funds due and already recorded. We are not aware of any additional legal proceeding or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

As of June 30, 2005 total recorded liabilities of $802,166 including accrued interest to June 30, 2005, were subject to a total of 15 separate lawsuits for the collection of the funds due. These include 12 leases totaling $604,896 (reflected in Current Maturities of Capital Lease Obligations) plus $56,960 in additional interest (reflected in Accrued Interest) and three trade payables totaling $129,191 (reflected in Accounts

Payable) plus $11,119 in additional interest (reflected in Accrued Interest). The leases are individually secured by specified equipment. One case discussed below, seeking $35,210, was filed in Lake County, Illinois. The remaining unsettled cases discussed below were filed in Washoe County, Nevada between February 2003 and May 2004.

The accrued interest noted above was recorded based on our assessment of additional amounts we believe is probable and is related to four cases originally seeking $423,375; the creditors have received judgments in three of these cases and the fourth is in litigation. We will continue to accrue interest until these cases are settled or paid in full.

We estimate an additional $9,400 interest may be possible on one other case; however, we have not accrued this amount because we do not believe it is likely to be incurred. This estimate is related to one case, seeking $35,210, which was filed in March 2003 with no further contact since then. During the third quarter of 2005, we paid off one suit totaling $36,626 including interest and costs of $17,200 that had not been accrued; this loss will be recorded in the third quarter.

We have a total of nine cases, which originally sought $507,017, which we deem to have a remote possibility of incurring additional costs. As of June 30, 2005, we had paid down the amounts due under these claims to $268,096. Subsequent to June 30, 2005 three of the claims were paid off and in October 2005 we settled three additional claims. These three claims, originally seeking $181,672, will be paid under a payment plan over the next twelve months. The other three claims are current under previously negotiated payment agreements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Advances from an officer/stockholder totaled $161,525 and $248,168 at December 31, 2004 and 2003, respectively.

$389,127 and $218,185 of the accrued management salaries as of December 31, 2004 and 2003, respectively, is for salary in arrears due to several officer/stockholders and employee/stockholders. In addition, salary in arrears of $523,800 and $515,100 for 2004 and 2003, respectively, are included in stock to be issued at the respective year ends. These amounts represent the portion of salaries earned but unpaid that the officers/employees/stockholders have agreed to accept in our common stock. The number of shares to be issued are 6,488,021 and 6,220,624 for 2004 and 2003, respectively. Issuance of the stock is pending sufficient cash available to pay the related federal withholding taxes. Interest accrued at 12% per annum on salaries due officer and employee/stockholders amounted to $97,869 and $113,233, respectively, in 2004 and 2003. Of these amounts, $94,299 and $109,290 for 2004 and 2003, respectively, were paid (or will be paid) by issuance of 990,187 and 808,092 shares of restricted common stock.

Interest expense on related party loans amounted to $31,041 and $33,706 for the years ended December 31, 2004 and 2003, respectively. Accrued interest on related party loans totaled $6,307 and $42,876 at December 31, 2004 and 2003, respectively.

After approval from our Board of Directors, in March 1999 our subsidiary, WWI, agreed to provide technical services to Golden Phoenix Minerals, Inc. (GPXM), a junior mine exploration and development company whose common shares trade on the OTC Bulletin Board. Services were billed monthly and WWI received a combination of GPXM common stock, SEC Rule 144 restricted common stock, and cash. The consulting agreement expired on March 1, 2005 and WWI no longer provides services to GPXM.

Separately, Dr. Whitney personally agreed to acquire up to 10,000,000 common shares of GPXM at $0.10 per share, making him beneficial owner of more than ten percent of GPXM. Any unexercised options under this arrangement can be assigned to WWI. Dr. Whitney is a principal in a group that controls the mining claims underlying one of GPXM's principal exploration and development properties. At December 31, 2004 WWI owned 123,198 restricted GPXM shares. At December 31, 2003 WWI owned 736,442 restricted GPXM shares. The initial Rule 144 one year period for resale began in April 2000, and continues monthly thereafter. Total revenue from GPXM for 2004 and 2003 was $224,039 and $146,893, respectively. A total of $101,281 and $13,707 is included in accounts receivable at December 31, 2004 and 2003, respectively. At December 31,

2004, the average bid/asked price for GPXM common was $0.213, resulting in a value of shares held on that date of $26,180. Included in the GPXM shares held at December 31, 2003 and 2002 are 300,000 and 1,050,000 restricted common shares, respectively, that were acquired by WWI purchasing $0.10 options from Dr. Whitney and subsequently exercising the options by offsetting accounts receivable due it from GPXM. The purchase price of the options was $109,275, which was determined at 85% of fair market value of the then current trading price of GPXM, less the $0.10 option price. This valuation method is under the same terms that WWI uses to accept GPXM restricted common shares for its monthly services. Dr. Whitney accepted Company restricted common shares in the 2002 Equity Private Placement as payment for the options, which amounted to 1,365,938 shares plus an equal number of warrants with conversion prices ranging from $0.08 to $0.24 per share. The total cost to WWI of these GPXM shares was $214,275 and the market value at December 31, 2002 was $241,500. The 300,000 shares held at December 31, 2003 were valued at $135,750 and had a cost of $70,650.

During 2004 Dr. Whitney loaned WWI 103,765 shares of GPXM stock at a value of $28,276 The loaned shares were sold by WWI for $25,097, for a realized loss of $3,179. The loan was repaid in 2004 by conversion into the Company’s restricted common stock when Dr. Whitney exercised warrants he acquired in 2003. During the first quarter of 2002 Dr. Whitney loaned WWI 600,000 shares of GPXM stock at a value of $105,000. The loaned shares were sold by WWI for $83,045, for a realized loss of $21,955. In 2002, WWI repaid 416,463 of the GPXM shares out of shares owned by it at a value of $72,881 and a realized gain of $35,587. During 2003 the remaining balance of the loan and accrued interest was paid by a combination of 87,283 GPXM shares, 250,000 shares of other marketable securities, and 150,461 of our restricted common shares. The portion of the loan paid in our shares was converted into the $0.08 per share Private Placement under the same terms and conditions as other investors, including an equal number of three year warrants. WWI realized a net gain of $19,369 on the transaction.

During 2003 WWI’s lease of a vehicle utilized by Dr. Whitney was completed. Dr. Whitney purchased the vehicle by financing it through a commercial lender. The purchase price was $21,741 and the monthly payment for four years is $531. WWI is leasing the vehicle from Dr. Whitney by making the monthly payments to the commercial lender and will acquire ownership of the vehicle when the loan is paid in full.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company is not presently subject to the requirements of Section 16(a) of the Securities Act.

-------------------------------------------------------------------------------

Shareholder Vote Required

Approval of the proposal to elect the director nominees will require the favorable vote by persons holding a majority of the shares of common stock issued and outstanding at the Meeting. The Board of Directors recommends that the Shareholders vote "FOR" this Proposal 1 to elect the nominees to the Board of Directors.

PROPOSAL 2. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

General

The Board of Directors has appointed Cacciamatta Accountancy Corporation as independent auditors to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2005. Cacciamatta Accountancy Corporation was engaged as the Company’s independent auditors on November 7, 2003. Representatives of Cacciamatta Accountancy Corporation are expected to attend the Meeting, where they are expected to be available to response to appropriate questions and, if they desire, to make a statement.

Audit Fees

The aggregate fees billed by Cacciamatta Accountancy Corporation for the audit of our annual financial statements for the fiscal year ended December 31, 2004 and the reviews of the financial statements included in our Forms 10-QSB for the fiscal year ended December 31, 2004 were $61,534. The aggregate fees billed by Cacciamatta Accountancy Corporation for the audit of our annual financial statements for the fiscal year ended December 31, 2003 and the review of the financial information included in our Forms 10-QSB for the quarter ended September 30, 2003 were $49,060.

Audit Related Fees

$600 and $-0- in fees were billed by Cacciamatta Accountancy Corporation for the fiscal years ended December 31, 2004 or December 31, 2003, respectively, for services related to the audit or review of our financial statements that are not included under the caption "Audit Fees".

Tax Fees

No fees were billed by Cacciamatta Accountancy Corporation for tax compliance, tax advice and tax planning in the fiscal year ended December 31, 2004 and December 31, 2003.

Financial Information Systems Design and Implementation Fees and All Other Fees

No fees were billed by Cacciamatta Accountancy Corporation for the fiscal years ended December 31, 2004 or December 31, 2003 for designing, operating, supervising or implementing any of our financial information systems or any hardware or software systems for our financial information. No fees were billed by Cacciamatta Accountancy Corporation for any other services rendered by them during the fiscal years ended December 31, 2004 and 31, 2003.

The board of directors, acting as the audit committee of the Company, has adopted policies and procedures for pre-approving all non-audit work performed by the auditors. Specifically, the board of directors must pre-approve the use of the auditors for all such services. The board of directors has pre-approved all non-audit work since that time and in making its determination has considered whether the provision of such services was compatible with the independence of the auditors.

Our board of directors believes that the provision by Cacciamatta Accountancy Corporation of services in addition to audit services in fiscal 2004 and 2003 were compatible with maintaining their independence.

Change In Accountants

On November 7, 2003 Kafoury, Armstrong & Co. ("Kafoury") resigned as our independent auditors because Kafoury had not registered with the Public Company Accounting Oversight Board (PCAOB) and was discontinuing its SEC practice.

For each of the two fiscal years prior to Kafoury’s resignation, the certifying accountant’s report on our financial statements was modified as to an uncertainty. The uncertainty in each of the two years was a substantial doubt about our ability to continue as a going concern.

During the two fiscal years ended December 31, 2002 and subsequent interim periods through November 7, 2003, there have been no disagreements between us and Kafoury regarding accounting principles or practices, financial statement disclosure, or auditing scope or procedures and Kafoury has not advised us of any of the matters identified in paragraph (a)(1)(v) of Item 304 of Regulation S-K.

On November 7, 2003 we appointed Cacciamatta Accountancy Corporation ("Cacciamatta") of Irvine, California as our independent registered public accounting firm. During the two fiscal years ended December 31, 2002 and through November 7, 2003, we have not consulted Cacciamatta with respect to either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (b) any matter that was either subject of a disagreement (as defined in paragraph 304(a)(1)(iv) or a reportable event (as described in paragraph 304(a)(1)(v) of Item 304 of Regulation S-K).

To our knowledge, there is no accounting or financial disclosure dispute involving any present or former accountant.

-------------------------------------------------------------------------------

Shareholder Vote Required

Approval of the proposal to ratify the appointment of Cacciamatta Accountancy Corporation as our independent auditors will require the favorable vote by persons holding a majority of the shares of common stock issued and outstanding at the Meeting. The Board of Directors recommends that the Shareholders vote "FOR" this Proposal 2 to ratify the appointment of Cacciamatta Accountancy Corporation.

PROPOSAL 3

RATIFICATION OF THE AMENDMENT TO THE COMPANY'S ARTICLES OF

INCORPORATION INCREASING THE AUTHORIZED SHARES OF COMMON STOCK FROM TWO HUNDRED AND FIFTY MILLION TO ONE BILLION SUCH SHARES

In order to cover future contingencies, including future financings, business acquisitions, and technology acquisitions, and to provide for its obligations under the Securities Purchase Agreement as described below, the Company will be required to authorize and issue a greater numbers of shares of Common Stock than is presently available therefor. Consequently, the Board of Directors has determined to increase the Company's authorized share capital to one billion (1,000,000,000) shares of Common Stock. The Company has no current intention or commitment to issue an amount of shares in excess of the two hundred and fifty million (250,000,000) currently authorized other than under the terms of the Securities Purchase Agreement.

The Board has unanimously approved and unanimously recommends that the Stockholders ratify the authorization of an increase in the Company's authorized share capital to 1,000,000,000 shares of Common Stock.

The Authorization

The Company intends to seek stockholder approval for the authorization of an additional seven hundred and fifty million (750,000,000) shares of Common Stock, 0.001 par value per share and the amendment to its Articles of Incorporation required thereby. The amendment, attached hereto as Appendix A, will be filed with the Secretary of State of the State of Texas as soon as practicable following the date of the Meeting, assuming the requisite approval therefor is obtained.

Reason for the authorization; the Securities Purchase Agreement

To obtain funding for Itronics’ ongoing operations, it entered into a Securities Purchase Agreement with four accredited investors on July 15, 2005 for the sale of (i) $3,250,000 in secured convertible notes and (ii) warrants to buy 3,000,000 shares of our common stock. On July 20, 2005, Itronics filed a Form 8-K with the Securities and Exchange Commission in connection with the Securities Purchase Agreement. On August 26, 2005, Itronics filed a registration statement on Form SB-2 with the Securities and Exchange Commission to register certain shares issuable pursuant to the Securities Purchase Agreement and filed the first amendment thereto on November 10, 2005.

The investors are obligated to provide us with the funds (gross proceeds) as follows:

$250,000 was disbursed on July 15, 2005;

$1,000,000 was disbursed on August 1, 2005, upon receipt by the investors of a certificate representing the pledged shares of Dr. John W. Whitney, our President, as security for repayment of the secured convertible notes in the aggregate amount of 14,550,558 shares pursuant to the Guaranty and Pledge Agreement dated as of July 15, 2005;

$1,000,000 was disbursed on August 29, 2005; and

$1,000,000 will be disbursed within five days of the effectiveness of the registration statement.

The secured convertible notes bear interest at 8%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at the lower of (i) $0.10 or (ii) 55% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. Accordingly, there is in fact no limit on the number of shares into which the notes may be converted. As of __________ __, 2005, the average of the three lowest intraday trading prices for our common stock during the preceding 20 trading days as reported on the Over-The-Counter Bulletin Board was $____ and, therefore, the conversion price for the secured convertible notes was $.____. Based on this conversion price, the $3,250,000 secured convertible notes, excluding interest, were convertible into ______ shares of our common stock.

AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Partners II, LLC have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

Confin International Investments (the "Selling Agent") acted as selling agent in connection with the offering. We will issue will issue up to a total of 3,000,000 warrants to the Selling Agent and the Selling Agent will receive gross fees of $260,000, representing 8% of the total gross proceeds received by us, as consideration for services performed in connection with the issuance of the secured convertible notes and warrants to the investors pursuant to the July 2005 Securities Purchase Agreement.

We are obligated by the terms of the Securities Purchase Agreement to exercise our best efforts to effectuate a reverse split or increase the number of our authorized shares of common stock. However, irrespective of any commitment on our part whether under the Securities Purchase Agreement or otherwise, we do believe that we presently do not have an adequate amount of shares of common stock authorized to meet our obligations to the investors as well as to maintain a sufficient number of authorized but unissued shares issuable with commitments and contingencies, including future financings, business acquisitions, and technology acquisitions, and that we may incur but are presently unaware of.

If We Fail to Obtain Stockholder Approval to Increase our Authorized Shares of Common Stock, We May be Subject to Various Penalties and Will be in Default of the Securities Purchase Agreement.

In the event that we are unable to obtain an increase in our authorized common stock, we will be required to pay penalties to the investors of the July 2005 Securities Purchase Agreement and will be in default of the agreement. If we are in default, we could be required to immediately repay the secured convertible notes. If we are required to repay the secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

DESCRIPTION OF SECURITIES

The following is a description of all material terms and features of our securities, but does not purport to be complete and is subject in all respects to applicable Texas law and to the provisions of our Articles of Incorporation and bylaws.

Preferred Stock

We are authorized to issue up to 999,500 shares of preferred stock, par value $.001. As of the date of this proxy statement, there were no shares of preferred stock issued.

Common Stock

We are authorized to issue up to 250,000,000 shares of common stock, par value $.001. As of the date of this proxy statement, there were 197,057,628 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of Itronics’ stockholders. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the payment of preferential dividends with respect to any shares of preferred stock that may be outstanding from time to time. In the event of the dissolution, liquidation or winding up of Itronics, the holders of common stock are entitled to share ratably in all assets remaining after payment of all of our liabilities, subject to the prior distribution rights of the holders of any preferred stock that may be outstanding at that time. All outstanding shares of common stock are duly authorized fully paid and non-assessable.

Holders of common stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if we were to issue additional shares of common stock current shareholders would have no right to purchase additional shares and, as a result, their percentage equity interest in Itronics would be reduced.

The holders of common stock do not have cumulative voting rights. Accordingly, all directors will be elected by the affirmative vote of the holders of a majority of our outstanding common stock. The Board is empowered to fill any vacancies on the Board created by the resignation, death or removal of directors.

Notes and warrants issued under the Securities Purchase Agreement

In connection with the closing of the Securities Purchase Agreement, the investors therein (the "Investors") received three year convertible notes (the "Notes") bearing simple interest at 8% per annum. The Notes are convertible into common stock at a price equal to the lesser of (i) $0.10 or (ii) 55% of the average of the lowest 3 trading prices during the 20 trading day period ending one trading day before the conversion date.

The Investors also received five year warrants to purchase a total of 1,153,846 shares of our common stock at a purchase price of $0.15 per share. The Investors will receive warrants to acquire an additional 923,077 shares of our common stock at $0.15 per share at each of the remaining two additional closings of the financing.

If Itronics issues shares of common stock below the market price, the exercise price of the warrants will be reduced accordingly. The market price is determined by averaging the last reported sale prices for Itronics’ shares of common stock for the five trading days immediately preceding such issuance as set forth on Itronics’ principal trading market. The exercise price shall be determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately prior to the issuance. The denominator of such issuance shall be equal to the number of shares outstanding after the dilutive issuance.

The conversion price of the secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if Itronics pays a stock dividend, subdivides or combines outstanding shares of common stock into a greater or lesser number of shares, or takes such other actions as would otherwise result in dilution of the note holder’s position.

The Investors have agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of Itronics’ common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of Itronics’ common stock.

Transfer Agent

The Company's transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.

Financial and Other Information

Financial Statements

See the Form 10-KSB/A and Form 10-QSB/A attached hereto.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of the information in this proxy statement contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

-discuss our future expectations;

-contain projections of our future results of operations or of our financial condition; and

              -state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements.

General Overview

We are the inventor and developer of the "Beneficial Use Photochemical, Silver, and Water Recycling" technology that produces environmentally beneficial GOLD'n GRO fertilizers and silver bullion.

We are a process technology company that has developed what we believe is a unique technology for photochemical recycling. We, through our subsidiary, Itronics Metallurgical, Inc., extract more than 99% of the silver and virtually all of the other toxic heavy metals from used photoliquids and use this "Beneficial Use Photochemical, Silver and Water Recycling" technology to produce environmentally beneficial chelated multinutrient liquid fertilizer products sold under the trademark GOLD’n GRO, animal repellent/fertilizer products to be sold under the trademark GOLD’n GRO Guardian, and silver bullion. We also provide process planning and technical services to the mining industry.

Our fertilizer is sold primarily through Western Farm Service, Inc. (WFS), a wholly owned subsidiary of Agrium, Inc. (a NYSE company). Our distribution agreement with WFS gives them exclusive rights to sell our fertilizer products in Arizona, California, Hawaii, Idaho, Oregon, and Washington, which represented 97% of our fertilizer sales in 2004 and 93% of our sales in 2003. This agreement is discussed in more detail in the Business section. Our plans to increase GOLD’n GRO fertilizer sales, including plans to expand the product line, expand to more geographical regions in the U.S., enter new market segments, and add new distributors, are discussed in more detail in the Growth Plan and Implementation section.

We obtain a significant portion of our raw materials to manufacture fertilizer from used photoliquids. A byproduct of our fertilizer manufacturing process is silver. We sell three types of silver: silver bullion, 5 troy ounce 99.9% pure Silver Nevada Miner numismatic bars, and recycled film containing silver. Our processed silver bullion is sold to a commercial refiner under standard industry terms, which include pricing the silver based on published market quotes and applicable service fees. The Silver Nevada Miner bars sell to the consumer collectibles market. Recycled film is primarily X-ray film from hospitals that we sort and sell to a commercial film recycler; we are paid based on the value of contained silver, 45 to 60 days after shipment.

Our fertilizer manufacturing process uses several commodities. We separate silver from photochemicals, then we add zinc and other raw materials to the demetallized liquid to make our fertilizer formulations. Prices for fertilizer raw materials are generally increasing over time. We maintain limited quantities of these commodities and purchase them on a just in time basis. When prices of these commodities rise, we pass this cost on to our customers, so commodity price fluctuations have not had a significant impact on our results of operations.

The majority of our raw material inventory is comprised of silver in photochemical solutions. The table below indicates that silver prices were relatively stable in 2001 to 2003, then rose dramatically in 2004 and 2005. We regularly compare our weighted average cost of silver per ounce to current market prices; historically we have not had impairment losses. The average London spot price of silver is shown as follows:

                                                                            Year                     6 mos June 30,

Year                                           2001      2002    2003      2004               2005

Silver                                        $4.36     $4.60    $4.88     $6.67              $7.06

We also provide consulting services to the mining industry. To supplement this business line, we recently launched an internet website which we plan to maintain with existing professional staff. Our plans with regard to the website are discussed more fully in the Growth Plan and Implementation section below.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires that management make a number of assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated financial statements and accompanying notes. Management bases its estimates on historical information and assumptions believed to be reasonable. Although these estimates are based on management’s best knowledge of current events and circumstances that may impact the Company in the future, actual results may differ from these estimates.

Our critical accounting policies are those that affect our financial statements materially and involve a significant level of judgment by management.

Revenue Recognition.

We operate two divisions: Photochemical Fertilizer and Technical Services. Within the fertilizer division, revenue is derived from three sources (1) sales of fertilizer, (2) photochemical recycling including pick up and transportation of photochemical waste and sales of Photochemical Silver Concentrators, and (3) sales of silver. Revenue from the sale of fertilizer, Photochemical Silver Concentrators, and silver bullion is recognized in income when the goods are shipped. Returns since inception have been nominal; therefore, the Company has not established a returns allowance. Photochemical recycling fees are recognized in income after the used photochemical solution is removed from our customer sites and transported to our manufacturing facility.

Within the technical services division, revenue is derived from consulting services. Revenue is recognized in income as services are rendered. When the Company is responsible for subcontractor services and related expenses, such pass-through costs are included in both revenue and cost of revenues. Markups, if any, are included in revenues.

Inventory.

Inventory is carried on the balance sheet at the lower of cost or market value using the average cost valuation method. Because a large part of our inventory is silver contained in used photochemical solution and the market value of silver changes daily on the commodities market, we regularly monitor the carrying value of our silver in solution inventory to ensure it is carried at the lower of cost or its current market value. If silver on the open market were less than our carrying value, then we would write down the carrying value of our inventory by reducing recorded inventory and increasing cost of sales. If the amount of the write down were material, we would separately include the item in our statement of operations.

Recent Accounting Pronouncements

On December 16, 2004 the FASB issued SFAS No. 123R, "Share-Based Payment," which is an amendment to SFAS No. 123, "Accounting for Stock-Based Compensation." This new standard eliminates the ability to account for share-based compensation transactions using Accounting Principles Board, or APB, Opinion No. 25, "Accounting for Stock Issued to Employees," and generally requires such transactions be accounted for using a fair-value-based method and the resulting cost recognized in our financial statements. This new standard is effective for awards that are granted, modified or settled in cash in interim and annual periods beginning after June 15, 2005, December 15, 2005 for small business issuers. In addition, this statement will apply to unvested options granted prior to the effective date. The Company will adopt this new standard effective for the first fiscal quarter of 2006 and it has not yet determined what impact this standard will have on its financial position or results of operations.

 In November 2004, the FASB issued SFAS No. 151, "Inventory Costs: an amendment of ARB No. 43, Chapter 4," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not believe the provisions of SFAS No. 151, when applied, will have a material impact on our financial position or results of operations."

Results of Operations

The primary factors affecting our revenue fluctuation between periods in fertilizer sales are seasonality and weather conditions. Sales are greater during the growing season, and are adversely affected by inclement weather. Additionally, we have experienced varying lengths of time for acceptance in the market of our new fertilizer products; farmers are inherently very slow to accept new products so market penetration time can be lengthy. Our short history in the fertilizer market demonstrates new products, if successful, obtain meaningful sales typically between two and four years after product launch.

The primary factor affecting the revenue fluctuation between periods in photochemical recycling revenue is our desire to acquire this material for use in fertilizer production and our ability to store this material until it is needed.

The primary factor affecting the revenue fluctuation between periods in sales of silver bullion is our dependence on the timing of processing used photochemical wastes, which is primarily dependent on fertilizer manufacturing and related sales.

Comparison of the Year Ended December 31, 2004 with the Year Ended December 31, 2003

We reported consolidated revenues of $1,720,049 for the year ended December 31, 2004, compared to $1,268,787 for the prior year, an increase of 36%. Revenues for the Photochemical Fertilizer segment increased by $486,016, or 52%. Revenues from the Mining Technical Services segment declined $34,754, or 10%. We reported a gross profit of $32,296 for the year ended December 31, 2004, compared to a gross loss of $159,853 for the year ended December 31, 2003, an improvement of $192,149. The consolidated net loss for 2004 was $2,839,872 or $0.020 per share compared to a 2003 loss of $2,752,291 or $0.026 per share.

To provide a more complete understanding of the factors contributing to the changes in revenues, operating expenses and the resultant operating loss and net loss, the discussion presented below is separated into our two operating segments.

PHOTOCHEMICAL FERTILIZER

	Year Ended December 31,
	2004	2003
Revenue
Fertilizer	$ 1,019,789	$ 554,320
Photochemical recycling	$ 301,609	$ 327,306
Silver	$ 101,531	$ 55,287
Total Segment Revenue	$ 1,422,929	$ 936,913
Gross profit (loss)	$ (34,687)	$ (182,918)
Operating income (loss)	$(2,024,481)	$(1,834,621)
Net income (loss) before taxes	$(2,626,694)	$(2,849,442)

Revenues for the Photochemical Fertilizer segment totaled $1,422,900 in 2004, compared to $936,900 in 2003, an increase of $486,000, or 52%.

Fertilizer sales were $1,019,800 (1,829 tons) and $554,300 (944 tons) for 2004 and 2003, respectively. This represents an increase of 84% in dollars and 94% in tonnage. Our fertilizer product sales are presently grouped into two primary categories, Chelated Liquid Micro-nutrients and Chelated Liquid Multi-nutrients. The Micro-nutrient category includes five products, which includes the two zinc products, GOLD’n GRO 9-0-1+7% Zinc and GOLD’n GRO 9-0-2+3% Zinc. These zinc products were introduced in 2001 and 2004, respectively. The Multi-nutrient category has a total of six products, which includes the GOLD’n GRO 4-0-9+6.6% Sulphur Base Liquid, which was introduced in 2003. Sales of Micro-nutrients were $873,600 (1,399 tons) and $474,500 (808 tons) for 2004 and 2003, respectively, an increase of 84% in dollars and 73% in tonnage. Sales of the Multi-nutrients were $125,700 (430 tons) and $47,800 (136 tons) for 2004 and 2003, respectively, an increase of 163% in dollars and an increase of 216% in tonnage. The dollar and tonnage increases are primarily attributable to increased bulk sales of the GOLD’n GRO 9-0-1+7% Zinc, but meaningful sales were also achieved with the GOLD’n GRO 9-0-2+3% Zinc and the GOLD’n GRO 4-0-9+6.6% Sulphur. Sales tonnage rose faster than sales dollars in spite of a modest price increase in the second quarter of 2004 because of the increase in tonnage of the Chelated Liquid Multi-nutrients which sell at lower prices. The overall increase in sales tonnage is primarily due to the acceptance of our products by more of WFS’ retail branches due to successful field results over the past three years, and to a lesser extent on the introduction of the two new products.

Photochemical recycling revenue was $301,600 and $327,300 in 2004 and 2003, respectively, a decrease of 8%. The recycling service fee portion of this revenue category increased $46,200. The increase is attributable to the rapid growth of Shutterfly, Inc., a digital imaging and processing company. This increase was offset by a reduction in sales of Photochemical Silver Concentrators. In 2004 we sold one Concentrator for $20,000 compared to two sold in 2003 for a total of $91,900. Photochemical Silver Concentrators have widely varying prices, depending on the needs of the customer. Consequently, sales volumes and amounts are not consistent from period to period.

In December 2004, photochemical recycling services provided to Shutterfly, Inc. were discontinued by mutual agreement; the photochemical volume from this customer had been growing so rapidly that the supply was exceeding our need for the chemicals in fertilizer manufacturing, resulting in storage costs and plant inefficiencies. Shutterfly accounted for $201,300 or 59% of 2004 photochemical recycling revenue. In the near term, this will result in reduced photochemical recycling revenue.

We previously developed statistical information that more than 100 million gallons of used liquid silver-bearing photochemicals are generated in the United States annually. Using conversion ratios developed for the GOLD'n GRO fertilizers, this is enough volume to support manufacture and sale of more than 200 million gallons of liquid fertilizer products, or about 1 million tons, so we believe the raw material is available in the market to meet future manufacturing needs. We estimate that current supplies of photochemical raw material in storage, combined with ongoing receipts of material from other existing customers, is sufficient to meet fertilizer production needs for the next twelve to eighteen months, depending on fertilizer sales volumes.

We are in contact with both small and large photochemical generators, and are actively marketing Photochemical Silver Concentrators. The concentrators allow us to receive the raw materials needed to manufacture our fertilizer in much smaller volume, resulting in a higher content of chemicals desirable for fertilizer manufacturing, reducing the storage problems we were facing. The Photochemical Silver Concentrators are manufactured under contract by a third party to meet the specifications of each customer. Concentrators typically sell for $20,000 to $200,000, so part of the loss in photochemical recycling service revenues is expected to be offset by growth in Photochemical Silver Concentrator sales in future years.

During the first quarter of 2005 we received an order for two Concentrators and requests for proposal from several other potential customers that could lead to more than $500,000 in sales of the Photochemical Silver Concentrators. This marks the beginning of a shift in market focus from obtaining the majority of photochemical raw materials by picking up the materials by truck directly from the customer’s location to obtaining the majority of our photochemical raw materials by receiving concentrated material through the interstate commercial trucking system.

Silver revenue was $101,500 and $55,300 for 2004 and 2003, respectively, an increase of $46,200, or 84%. Of this increase, $18,500 was from the sale of Silver Nevada Miner silver bars and $16,700 was from the sale of silver in recycled film.

Combined cost of sales and operating expenses for the segment amounted to $3,447,400 in 2004, compared to $2,771,500 in 2003, a 24% increase. Cost of sales increased approximately $337,800 due primarily to a $265,400 increase in direct material costs related to increased sales and $61,000 in payroll and related costs. The changes in revenues and cost of sales resulted in a gross loss of $34,700 in 2004, compared to $182,900 in 2003, an improvement of $148,200. Operating costs increased $338,100 due primarily to increases of $228,800 in sales and marketing and $60,000 in general and administrative costs. Sales and marketing increased due to a combination of the addition of a fertilizer sales representative in early 2004 and increased corporate marketing. General and administrative expenses increased due to a $98,000 prior year credit for expired options.

These changes in revenues and operating expenses resulted in a segment operating loss of $2,024,500 in 2004, compared to $1,834,600 in 2003, an increased loss of $189,900 or 10%.

Other income (expense) decreased to a net expense of $602,200 for 2004, compared to a net expense of $1,014,800 in 2003, an improvement of $412,600. Interest expense decreased $175,000 due to the conversion into common stock of convertible promissory notes. Other income of $187,800 was due to debt forgiveness income from the write off of long term leases.

The changes in operating loss and other expenses resulted in a segment net loss before taxes of $2,626,700 for 2004, compared to a net loss of $2,849,400 for 2003, a decreased loss of $222,700 or 8%.

MINING TECHNICAL SERVICES

	Year Ended December 31,
	2004	2003
Revenue	$ 297,120	$ 331,874
Gross profit (loss)	$ 66,983	$ 23,065
Operating income (Loss)	$(382,145)	$(359,324)
Net income (loss) before taxes	$(213,178)	$ 97,151

Mining technical services revenue totaled $297,100 for 2004 compared to $331,900 for 2003, a decrease of 10%. Included in these revenue figures are pass-through expenses of $108,300 and $118,700 for 2004 and 2003, respectively. Excluding these amounts, revenues amounted to $188,900 and $213,100 for 2004 and 2003, respectively, a decrease of 11%. The number of clients we serve and the amount of work needed by those clients varies from period to period.

On March 1, 2005 the technical services contract with Golden Phoenix Minerals, Inc. expired and was not renewed. Excluding pass through revenue, revenue from this client was $124,300 for 2004 and $15,000 for the two months ended February 2005. In response, in May 2005 we closed the satellite office for technical services and reduced staff the equivalent of approximately three people.

Combined cost of sales and operating expenses totaled $679,300 for 2004 compared to $691,200 for 2003, a nominal decrease. Included in these operating expense figures are pass-through expenses of $108,300 and $118,700 for 2004 and 2003, respectively. Excluding these amounts, combined cost of sales and operating expenses amounted to $571,000 and $572,500 for 2004 and 2003, respectively, a nominal decrease. Included in operating expense is $74,200 in research and development costs that were not incurred in the prior year. This expense is related to the development of the insidemetals.com website. The majority of this expense is an allocation of personnel costs, which was offset by an $81,000 decrease in payroll and related costs that are included in cost of sales expenses.

The above changes in revenues and operating expenses resulted in a segment operating loss of $382,100 for 2004, compared to $359,300 for 2003, an increased operating loss of $22,800 or 6%.

Other income (expense) decreased to $169,000 for 2004, compared to $456,500 in 2003, a decline of $287,500. The decline is due to decreased gain on sale of GPXM shares and other marketable securities.

The changes in operating loss and other income resulted in a segment net loss before taxes of $213,200 for 2004, compared to a net income of $97,200 for 2003, a decrease of $310,300.

Changes in Financial Condition; Capitalization

Cash amounted to $5,200 as of December 31, 2004 compared to $34,500 as of December 31, 2003. Net cash used by operations was $1,417,900 in 2004 compared to $1,626,500 in 2003. Operating resources utilized to finance the 2004 loss of $2,839,900 include approximately $681,900 in expenses paid with our common stock. Cash amounting to approximately $56,800 was invested in property and equipment in 2004, primarily for equipment in the manufacturing plant. Sales of Golden Phoenix Minerals, Inc. stock and other marketable securities provided $356,100 in cash from investing activities. Financing sources of cash in 2004 were $843,500 in proceeds from the private placement of restricted common stock, $235,000 from the exercise of warrants, and $150,000 from short term loans from an officer/stockholder.

Total assets decreased from $4,440,500 at December 31, 2003 to $4,147,900 at December 31, 2004. Current assets decreased $115,000, net property and equipment decreased $38,900, and other assets decreased $138,700. The primary changes in current assets were a decrease in marketable securities of $387,100 due to the sale of GPXM and other stock, an increase in accounts receivable of $92,400 due to a one-time billing on the GPXM consulting contract, an increase of $146,200 in inventory due primarily to the build-up of unprocessed silver in photochemical solutions, and an increase in prepaid expenses of $89,400 due to corporate marketing contracts. We are actively selling our GPXM shares to assist with our working capital needs. Our investment in GPXM stock decreased to a total value of $26,200 at December 31, 2004, all of which is classified in current assets.

Total liabilities decreased from $8,142,200 at December 31, 2003 to $6,712,200 at December 31, 2004, a decrease of $1,430,000. Of this amount, current liabilities decreased $510,600 and long-term liabilities decreased $919,400. The overall decrease in liabilities is due primarily to the conversion of $1,962,200 in convertible promissory notes and accrued interest into restricted common stock. Current liabilities decreased primarily due to a net reduction in convertible promissory notes of $665,300. This reduction was partially offset by increases in accounts payable of $91,800, accrued management salaries of $170,900, and accrued expenses of $185,400. Nearly all of the increase in accrued expenses is attributable to delinquent federal and state payroll taxes. Subsequent to December 31, 2004 $115,600 of the federal payroll taxes were paid.

The above discussion and the discussion of various legal proceedings elsewhere in this proxy statement does not succinctly summarize the progress that we have made in implementing our business plan and improving our financial condition over the last several years. However, there has been significant progress. First, in 2004 fertilizer sales exceeded $1 million for the first time, compared to sales in the $500,000 range for each of the two previous years. This resulted in a gross loss for the photochemical fertilizer segment of $34,700, which was a $148,200 improvement over 2003 and a $217,100 improvement over 2002. This demonstrates one of the fundamental concepts in the business plan, that a large part of our operating cost structure is fixed or semi-fixed, which means that as sales rise, many of the costs will not rise proportionally, resulting in gross profits that will contribute to paying general overhead costs. This improvement in the photochemical fertilizer segment, combined with a gross profit from the technical services segment, resulted in an overall gross profit for the year, which is the first time that this was accomplished since before the move to the Stead manufacturing facility in 2000.

Addressing our financial condition, improvements have been made there as well. The stockholders’ deficit, $4,587,900 at December 31, 2002, has been reduced to a deficit of $2,564,300 at December 31, 2004, an improvement of $2,023,600. This has been achieved by the conversion of approximately $3.4 million in convertible notes and accrued interest into common stock. One significant area of difficulty for us has been meeting the payments on capital lease obligations. However, the capital lease obligation at December 31, 2002 of $1,193,900 has been reduced to $807,700 at December 31, 2004, a reduction of $386,200. This includes the write off five leases as debt forgiveness income in 2004 of $187,800. We expect to make further meaningful progress expanding sales and reducing debt in 2005.

Comparison of the Three and Six Months Ended June 30, 2005 with the Three and Six Months Ended June 30, 2004

Results of Operations

We reported consolidated revenues of $557,328 for the quarter ended June 30, 2005, compared to $626,170 for the prior year quarter, a decrease of 11%. The decrease was due to a decrease in Photochemical Fertilizer segment revenue of $49,800, or 9% and to a decrease of $19,000 in Mining Technical Services segment revenues, a decrease of 36%. The consolidated net loss was $819,389, or $0.004 per share, for the quarter ended June 30, 2005, compared to a net loss of $802,672 or $0.006 per share for the comparable 2004 period, an increased loss of $16,700, or 2%.

Consolidated revenues for the first six months of 2005 were $867,301 compared to $1,033,010 for the prior year period, a decrease of 16%. The consolidated net loss was $1,732,994 or $0.009 per share, for the six months ended June 30, 2005, compared to a net loss of $1,513,289 or $0.011 per share for the comparable 2003 period, an increased loss of 15%.

To provide a more complete understanding of the factors contributing to the changes in revenues, operating expenses, other income (expense) and the resultant operating income (loss) and net income (loss) before taxes, the discussion presented below is separated into our two operating segments.

PHOTOCHEMICAL FERTILIZER

	Three months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues
Fertilizer	$ 484,664	$ 476,910	$ 695,898	$ 706,389
Photochemical recycling	$ 19,888	$ 75,084	$ 42,069	$ 129,643
Silver	$ 19,115	$ 21,517	$ 45,874	$ 64,475
Total Revenue	$ 523,667	$ 573,511	$ 783,841	$ 900,507
Gross profit (loss)	$ 20,718	$ 42,372	$ (21,446)	$ 6,733
Operating income (loss)	$(494,262)	$(508,586)	$(1,097,807)	$ (992,089)
Other income (loss)	$(201,722)	$(202,325)	$ (365,774)	$ (411,095)
Net income (loss) before taxes	$(695,984)	$(710,911)	$(1,463,581)	$(1,403,184)

Total segment revenues for the second quarter of 2005 were approximately $523,700, a decrease of 9% from the prior year second quarter. Fertilizer sales for the quarter were $484,700 (766 tons), compared to $476,900 (839 tons) for the 2004 second quarter, an increase of 2% in dollars and a decrease of 9% in tonnage. Sales of the Chelated Liquid Micro-nutrients were $434,700 (625 tons) and $408,000 (646 tons) for the second quarter of 2005 and 2004, respectively, an increase of 7% in dollars and a decrease of 3% in tonnage. Sales of the Chelated Liquid Multi-nutrients were $44,000 (141 tons) and $56,600 (193 tons) for the second quarter of 2005 and 2004, respectively, a decrease of 22% in dollars and 27% in tonnage. The expected fertilizer sales increase did not occur due to rainy weather in the Central Valley of California that continued into late May 2005. Total photochemical recycling revenue for the quarter decreased 74%, on decreased volume of 73%, compared to the second quarter of 2004. The decrease is due to the December 2004 mutual termination of recycling services for Shutterfly, Inc. To offset this loss of revenue, we are concentrating our efforts on sales of Photochemical Silver Concentrators. Silver sales decreased $2,400 from the second quarter of 2004, a decrease of 11%. Cost of sales decreased $28,200 due primarily to a decrease of $20,700 in payroll and related costs. The segment recorded a gross profit of $20,700 for the quarter, compared to a gross profit of $42,400 for the second quarter of 2004, a decreased gross profit of $21,700, or 51%.

Segment operating expenses decreased $36,000 from the second quarter of 2004. This resulted from modest decreases in most all of the operating expense categories.

These factors resulted in a 2005 second quarter segment operating loss of $494,300 compared to a loss of $508,600 for the second quarter of 2004, a decreased operating loss of $14,300, or 3%.

Other expense decreased nominally.

The changes in operating loss and other expenses resulted in a segment net loss before taxes of $696,000 for the quarter ended June 30, 2005, compared to a loss of $710,900 for the prior year quarter, a decreased loss of $14,900 or 2%.

For the first six months of 2005, revenues were $783,800, compared to $900,500 for the comparable 2004 period, a decrease of 13%. The decline is due primarily to the prior year mutual termination of a significant photochemical recycling customer. Gross loss for the first six months of 2005 was $21,400, compared to a gross profit of $6,700 for the comparable prior year period, a decline of $28,200. Operating loss for the first six months of 2005 was approximately $1,097,800 compared to $992,100 for the first six months of 2004, an increased loss of $105,700, or 11%.

Other expense decreased $45,300 due to a decrease in interest expense resulting from prior and current year conversions of convertible promissory notes into common stock.

The changes in operating loss and other expenses resulted in a segment net loss before taxes of $1,463,600 for the six months ended June 30, 2005, compared to a loss of $1,403,200 for the prior year period, an increased loss of $60,400 or 4%.

MINING TECHNICAL SERVICES

	Three Months Ended June 30,	Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$ 33,661	$ 52,659	$ 83,460	$ 132,503
Gross profit (loss)	$ (10,048)	$ (4,800)	$ (9,019)	$ (2,894)
Operating income (loss)	$(118,706)	$(113,810)	$(261,029)	$(207,920)
Other income (expense)	$ (4,699)	$ 22,049	(8,384)	$ 97,815
Net income (loss) before taxes	$(123,405)	$ (91,761)	$(269,413)	$(110,105)

Mining technical services revenue was $33,700 for the quarter ended June 30, 2005, compared to $52,700 for the comparable quarter of 2004, a decrease of 36%. The decrease is due to prior year short term projects that did not reoccur in the current period. Cost of sales decreased by $13,800, due primarily to decreases in labor and consulting costs of $10,600. These factors resulted in a second quarter gross loss for the segment of $10,000 compared to a gross loss of $4,800 for the prior year second quarter, an increased gross loss of $5,200.

In early May 2005 the technical services satellite office was closed due to the winding down of most of the technical service contracts and completion of the majority of the data gathering for the insidemetals.com project, but certain key staff members have been retained. Programming is continuing for insidemetals.com and launch of the website information portal was launched in August 2005.

The redirection of Whitney & Whitney, Inc. to reduce emphasis on technical consulting services and to launch an internet information portal is brought about by the fact that Dr. Whitney, our President, has often been the lead person in generating new consulting contracts. Our President’s increased responsibilities for managing the expanding photochemical recycling segment and overall corporate activities has reduced his time availability to actively participate in the consulting segment. Part of our objective in shifting the focus of the technical services segment is to retain our core professional staff that can provide assistance on possible future technical service contracts as well as perform administrative duties for the photochemical recycling segment, while at the same time adding a potential source of revenue that is not dependent upon labor sales and which can be managed by a professional staff. The information portal also better utilizes the Whitney & Whitney, Inc. library and information resources that are already in existence. For the six months ended June 30, 2005 we allocated costs of approximately $99,000 to the development of the web site. The site was launched in mid-August 2005 and we are now fine-tuning the general presentation of the site, as well as improving the profiled mining company information. We expect this level of spending to continue well into the fourth quarter of 2005. As improvements to the site are completed and information maintenance becomes routine, we will reduce or redirect staff resources as needed.

Total segment operating expenses decreased nominally, but research and development costs increased $36,100 due to costs related to developing the insidemetals.com project, which was offset by decreases in various other operating expenses.

The combination of these factors resulted in a 2005 second quarter segment operating loss of $118,700, compared to a loss of $113,800 for the second quarter of 2004, an increased operating loss of $4,900, or 4%.

Other income (loss) for the second quarter of 2005 was a loss of $4,700 compared to a gain of $22,000 for the prior year second quarter. This decrease is due to reduced sales of common shares of Golden Phoenix Minerals, Inc. and other marketable securities.

The changes in operating loss and other income resulted in a segment net loss before taxes of $123,400 for the quarter ended June 30, 2005, compared to a loss of $91,800 for the prior year quarter, an increased loss of $31,600, or 34%.

For the first six months of 2005, segment revenue totaled $83,500 compared to $132,500 for the first six months of 2004, a decrease of 37%. Gross loss for the first six months of 2005 was $9,000, compared to a gross loss of $2,900 for the comparable prior year period, an increased gross loss of $6,100. Operating loss for the period was $261,000 compared to an operating loss of $207,900 for the comparable 2004 period, an increased operating loss of $53,100, or 26%. The primary factor contributing to the decline was research and development costs related to the insidemetals.com project.

Other income (loss) for the first six months of 2005 was a loss of $8,400 compared to a gain of $97,800 for the prior year period. This decrease is due to reduced sales of common shares of Golden Phoenix Minerals, Inc. and other marketable securities.

The changes in operating loss and other income resulted in a segment net loss before taxes of $269,400 for the six months ended June 30, 2005, compared to a net loss of $110,100 for the prior year period, an increased loss of $159,300.

SUMMARY

On a consolidated basis, the various changes in revenues and operating expenses resulted in a second quarter 2005 operating loss of $613,000, compared to $622,400 for the second quarter of 2004, a decreased operating loss of $9,400, or 2%. Net loss before taxes for the second quarter 2005 was $819,400 compared to $802,700 for the prior year second quarter, an increased loss of $16,700 or 2%. For the six month period ended June 30, 2005 the operating loss was $1,358,800 compared to $1,200,000 for the prior year comparable period, an increased operating loss of $158,800, or 13%. Net loss before taxes for the six months ended June 30, 2005 was $1,733,000 compared to $1,513,300 for the prior year six month period, an increased loss of $219,700, or 15%.

Changes in Financial Condition; Capitalization

Cash amounted to $(30,200) as of June 30, 2005, compared to $21,500 as of June 30, 2004. Net cash used for operating activities was approximately $852,200 for the first six months of 2005. The cash used for operating activities during the period was financed by a combination of sales of common stock of $570,000 from a private placement of restricted common stock and attached warrants, short term loans from an officer/stockholder of $90,000, short term financing of $125,000, and $93,100 in inventory and account receivable factoring.

Total assets increased nominally during the six months ended June 30, 2005 to $4,148,200. Current assets increased $33,900 due to an increase in marketable securities of $85,800 due to receipt of the final billings for services to GPXM in their restricted common stock. At June 30, 2005 we owned 567,100 shares of GPXM with a current market value of $112,000. Net property and equipment decreased $102,100 due to depreciation and amortization. Other assets increased $68,500 due to the acquisition of the product rights of the GOLD’n GRO Guardian fertilizer for $71,500 in restricted common stock.

Current liabilities increased during the six months ended June 30, 2005 by $1,754,900 and total liabilities decreased by $237,400. Total liabilities decreased due to the conversion into common stock of a total of $882,700 in Convertible Promissory Notes and accrued interest. This decrease was partially offset by current period accrued interest on convertible promissory notes of $180,000, net short term financing of $210,000, and inventory and account receivable financing $93,100. Changes in current liabilities include increases of $30,200 in bank overdraft, $32,100 in accounts payable, $93,100 in account receivable and inventory factoring, $139,700 in accrued management salaries, $85,000 in advances from an officer/stockholder, and $1,739,600 in current maturities of convertible notes and accrued interest. The increase in current maturities of convertible notes is due to the reclassification from long term debt of the 2000 Series Convertible Promissory Notes that were extended to 2006 and are now due within one year of the balance sheet date. These increases were partially offset by decreases of $76,600 in accrued expenses, which reflect payment of a portion of federal payroll tax obligations, and $343,600 in current maturities of long term debt, which reflects the reclassification of the mortgage obligation on the Stead manufacturing facility to long term debt.

Addressing our financial condition, improvements have been made. The stockholders’ deficit, $4,587,900 at December 31, 2002, has been reduced to a deficit of $2,326,700 at June 30, 2005, an improvement of $2,261,200. This has been achieved by the conversion of approximately $4.3 million in convertible notes and accrued interest into common stock. One significant area of difficulty for us has been meeting the payments on capital lease obligations. However, the capital lease obligation at December 31, 2002 of $1,193,900 has been reduced to $775,000 at June 30, 2005, a reduction of $418,900. This includes the write off of five leases as debt forgiveness income in 2004 of $187,800. We expect to make further meaningful progress expanding sales and restructuring debt in 2005.

Liquidity and Capital Resources

During the six months ended June 30, 2005, working capital decreased by $1,721,100 to a deficit balance of $4,936,400. The decrease is primarily due to the reclassification from long term debt of a net $1,739,600 in convertible notes and accrued interest. We have had limited cash liquidity since the third quarter of 2000.

To meet short term cash needs, we factor certain of our receivables. This process enables us to obtain cash immediately upon selling product. We generally receive payment from our customers within 30 days of sales; we then repay the factoring loan. During 2005, we began factoring certain items of inventory; we are thus able to keep raw materials on hand for immediate production upon receipt of an order from our customers. The lender is secured by a blanket UCC on file with the State of Nevada. A UCC form is also filed for individual invoices to further secure the lender.

We have sought and obtained the funding described above, which has not been sufficient to maintain all obligations on a current basis. Other factors limiting cash liquidity include fertilizer sales not expanding at the rate originally anticipated, so operating losses were not reduced as much as expected and the $15 million equity line of credit agreement with Swartz Private Equities, LLC (Swartz) expired in February 2004. A private placement of stock with attached warrants was closed in June 2005, with $570,000 received during the six months ended June 30, 2005. In July 2005 we obtained 8% convertible debt financing for up to $3.25 million, with the final amount dependent upon the filing and effectiveness of a registration statement relating to common shares underlying the convertible debt and warrants issued in the recent financing. The funding will provide for working capital, manufacturing plant expansion, registration of GOLD’n GRO Guardian fertilizer with the EPA, and debt reduction. It is anticipated that this funding will provide for our capital needs through March to June 2006, depending on fertilizer sales growth

There has been a long term commitment by officers and other members of management to support us by investing funds for our growth. One officer/shareholder has invested a total of $1,403,900 in cash and deferred salary during the period 2001 through June 30, 2005. Two other members of management have deferred salary totaling $550,500 during the period 2001 through June 30, 2005. Additional members of management invested $62,000 cash in 2003. All cash and deferred salary that have been invested in our private placements were under the same terms and conditions as all other investors.

We believe that the business plan implementation needs to be accelerated to meet profitability goals and believe that can be accomplished upon obtaining sufficient capital.

The actual rate of growth in fertilizer and the related photochemical and silver sales necessary to achieve profitability is subject to a number of uncertainties, including the annual seasonal nature of fertilizer sales related to crop cycles, short term weather patterns in specific markets, and the availability of funding to support sales growth.

Growth Plans and Implementation

Our Photochemical Fertilizer Division created the GOLD’n GRO line of liquid fertilizers. The pioneering development work is complete, field trials have been completed on the first products and other field trials are under way.

The Mining Technical Services Division, originally provided typical consulting services which required high level technical personnel, including our President, devoted to each project. To reduce our dependence on our President to generate new consulting contracts, while better utilizing our core professional staff, the division is being reconfigured to focus most of its efforts on a global Internet Information Portal – "insidemetals.com". The information portal operates 24 hours per day 7 days per week anywhere in the world where computers and the Internet are available. Anyone with access to the Internet anywhere in the world can subscribe to the service at any time using their credit card to pay the subscription fee.

With the successful completion of the initial pioneering development work by the Photochemical Fertilizer Division, and with the launch of the information portal by the Mining Technical Services Division, we are implementing growth plans for both divisions that are expected to drive expansion well into the future. The status of these plans and their implementation is described for each division.

Photochemical Fertilizer Division (Itronics Metallurgical, Inc.)

Our manufacturing plant is presently configured to produce 1.2 million gallons (on a single shift basis) of GOLD’n GRO fertilizer annually (about 5,700 tons) and can be expanded to produce 7.2 million gallons of GOLD'n GRO per year, or about 36,000 tons. GOLD'n GRO fertilizer production in 2004 utilized about 5 percent of planned capacity. Planned expansions to achieve the 36,000 ton volume include increasing both dry raw material and liquid storage, increasing tank truck loading capacity, and automation of certain manufacturing functions. Expansion can be achieved incrementally as fertilizer sales continue to grow.

We have developed the following eight-part approach to growth:

1.     Increase sales in the established market segments.

2.     Develop GOLD'n GRO fertilizer applications for more crops.

3.     Expand sales to new territories.

4.     Expand the GOLD'n GRO specialty fertilizer product line.

5.     Complete development of and commercialize the new glass/tile products.

6.     Develop and commercialize environmentally friendly metal leaching reagents for recovery of silver, gold, and other metals.

7.     Continue facilities expansion and technology development.

8.     Acquire established companies and/or their technologies.

Plans and status of implementing each of the growth categories is explained in more detail in the following sections.

1. Increase sales in established market segments.

We are selling into or developing applications for the three major segments. These are:

a. Specialty Agriculture which includes Avocados, Citrus, Grapes, Fruit and Nut Trees, and Vegetables.

b. Bulk Field Crops which include alfalfa, cereal grains, corn, cotton, and soybeans.

c. The Urban Market, which includes Home Lawn and Garden, Landscape Construction and Maintenance, and Nursery and Greenhouse markets, and Golf Courses.

Our primary focus is to increase bulk GOLD’n GRO liquid fertilizer sales as rapidly as possible. This is being achieved by expanding sales in the Specialty Agriculture segment and in the Bulk Field Crops segment. There are on-going small package sales in the Urban Market, but these are small relative to the other two segments.

2. Develop GOLD'n GRO fertilizer applications for more crops.

Based on our experience to date, it takes approximately two to five years to develop each fertilizer product, which includes regulatory approval. It typically takes another two to four years to achieve market acceptance of successful products, which includes field trials to demonstrate product effectiveness

New product applications are being developed for the dairy cow feed market including young oats, alfalfa, hay, and silage corn. Trials were conducted in 2004. The nutrient content of the alfalfa was improved, in some cases to the highest quality ratings. This benefits the dairy because less nutrient supplements are required for feeding the cows, thus reducing dairy operating expenses. The amount of hay produced per acre increased up to 25 percent. Results of the corn crops are still being evaluated. The dairy cow feed market is large with more than 23 million acres of alfalfa hay being grown in the United States. We anticipate it will take another one to three years to complete development and launch these product applications.

In 2004, we began field trials in Idaho, Oregon, and Washington for applications on onions, potatoes, and winter wheat. In the second quarter of 2005, we began field trials in Rhode Island for lawn and landscape application. Also in the second quarter, we started several new trials in California for silage corn applications.

A new GOLD'n GRO base liquid nutrition program is now being marketed. The program is called the "Gallon and a Quart" or "4 to 1" program. It calls for one gallon of GOLD’n GRO base liquid for each quart of GOLD'n GRO chelated micro-nutrient used in soil applications. Field demonstrations have shown improved nutrition uptake and crop output under this cost effective program. Marketing of this program over the next two to three years is expected to produce a very substantial increase in the tonnage of GOLD'n GRO fertilizers sales.

3. Expand sales to new territories.

The GOLD'n GRO products are being sold in Arizona, California, Colorado, Idaho, Nevada, Oregon, Rhode Island, and Washington, with the majority of our sales in central California. We completed registration of select GOLD’n GRO fertilizers in Idaho, Oregon and Washington during the first quarter of 2005; sales development is now underway. Two GOLD'n GRO products are registered in seven northeastern states and all of the products are registered in New York and in New Jersey with a distributor agreement signed for New Jersey. Based on our experience, commercial sales can be generated approximately one year after introductory sales activities are initiated. We are in the process of identifying distributors for New York and the other seven northeastern states. Each new geographic area developed will require the same procedural approach.

Our plan to expand sales in Urban Markets requires the consumer to utilize fertilizer injection equipment. This equipment provides economical, easy use of liquid fertilizers for consumer lawns and gardens. We recently added two types of fertilizer injectors to our "e" store, which is the first step into this market. Additionally, other fertilizer injectors are already available to consumers through irrigation supply stores.

4. Expand the GOLD'n GRO specialty fertilizer product line.

We are developing two new specialty product lines, calcium plus magnesium fertilizer and a high magnesium content fertilizer, both targeting foliar and soil application. We expect to launch sales of the calcium plus magnesium product in the second half of 2005 and the magnesium in 2006 or 2007.

We are developing a new category of repellent fertilizers that are expected to be sold at higher profit margins than our other products. The GOLD’n GRO Guardian animal repellent fertilizer is an example of this type of specialty fertilizer. The U.S. market for animal repellents is believed to exceed $50 million in annual sales. Products currently in the market have limited effectiveness so there is a real opportunity for a line of systemic products that are effective for several weeks after each application. GOLD'n GRO Guardian small plot tests have shown effectiveness for 8 to 12 weeks as well as excellent wintertime effectiveness.

In the second quarter of 2005 we acquired ownership interest in the GOLD’n GRO Guardian trademark, product rights, and the repelling product. We now own 100% of all rights related to GOLD’n GRO Guardian. Results of the research of the GOLD’n GRO Guardian animal repellent fertilizer has provided a basis for a bird (goose) repellent fertilizer that will be perfected for small plot field trials and registration after the registration of GOLD’n GRO Guardian is underway. Currently, this product line is strictly for non-food plant applications.

We believe the users of the GOLD’n GRO animal repellent/fertilizer will be upscale homeowners, commercial landscapers, and municipal facilities, and wholesale and retail nurseries. The initial sales center will be in Rhode Island.

5. Complete development of and commercialize glass/tile products.

In 2003, we developed and produced glass /tile products proving that the product concept is technically viable. When the development of the glass/ceramic tile product is completed, we will achieve the ability to recycle 100 percent of the photoliquid materials received from customers, including waste that is generated internally during fertilizer production. We have completed preliminary market research for the tile markets, but expect to do much more work to develop a plan to enter this market.

6. Develop and commercialize metal leaching reagents for recovery of silver, gold, and other metals.

In 2002 and 2003, we initiated efforts to apply our technology to extract silver from photoliquids to the mining sector. This work will be further expanded and a small pilot circuit will be established to chemically process certain categories of silver-bearing solid wastes. The gold mining sector currently uses cyanide and other toxic chemicals in their leaching process. We believe it may be possible to create and adapt new non-toxic leaching reagents and leaching procedures for processing other secondary materials and certain types of mine generated products. The specific markets for leaching reagents in gold and silver mining is large and world wide, but has not yet been studied in detail for market development. Our Technical Services Division maintains an extensive library and database of mines and mining activities worldwide, which provides us ready access to market information as we need it. Much pilot plant work, including one or more field pilot operations, must be completed before this can be done.

7. Continue facilities expansion and technology development.

As fertilizer sales volume increases, we will need to increase tank truck loading capacity. With the introduction of additional bulk products and increased demand for our products, load out capacity for shipment of three more bulk products is needed. We developed a preliminary construction budget and are seeking financing so that construction can be scheduled. While we believe that we can handle expected growth in 2005 with the existing load-out module, we hope to complete construction on the new load out equipment during the first quarter of 2006.

8. Acquire established companies and/or their technologies.

To enhance our operations and market presence, we intend to acquire small established companies or their technologies. In 2005, we completed our acquisition of the GOLD’n GRO Guardian technology. We have decided to delay any further acquisitions until additional financing is obtained.

Mining Technical Services Division (Whitney & Whitney, Inc.)

Historically, this division provided consulting services to the mining industry. In August 2005, we launched an Information Portal in the Internet. This division has a two-part approach to growth:

1. Continue to provide consulting services.

2. "e-commerce" Internet Information Portal-"insidemetals.com".

Plans and status of implementing each of the growth categories is explained in more detail in the following sections.

1. Continue to provide consulting services

During the third quarter of 2004, sales of the Mining Technical Services (Whitney & Whitney, Inc.) division declined due to winding down of on-going projects and delays related to client financing for new projects. Some of the issues related to new client project start up were resolved by the clients during the third quarter of 2004 and the remaining work was completed in early 2005. The technical services satellite consulting office was closed in early May, but certain key staff members have been retained. We intend to continue a low level effort to solicit and perform technical services for mining companies and other businesses or government agencies that have mineral interests or minerals related responsibilities

2. "e-commerce" Internet Information Portal-"insidemetals.com".

In August 2005, we launched the website "insidemetals.com," an Information Portal targeting the companies and individuals interested in the mining and precious metals industry. The website will generate revenue by charging a subscription fee for monthly access to the site. Currently, the site contains an array of information about gold and companies in the gold industry. We intend to add information on other mineral sectors gradually over time.

We anticipate that mining company professionals, all government agencies with minerals related responsibilities, financial industry investment professionals, and individual investors who have an interest in investing in mining companies but who have limited mineral industry knowledge will benefit from this Information Portal. The market scope for this service is global and is accessible with a "click of a mouse" in all countries of the world through the Internet. Whitney & Whitney, Inc. has contacts throughout the world and expects that the good will generated over a period of more than 25 years will provide market support for this service.

Shareholder Vote Required

APPROVAL OF THE INCREASE IN THE AUTHORIZED SHARE CAPITAL, PURSUANT TO SECTION 4.02 OF THE TEXAS BUSINESS CORPORATION ACT, REQUIRES THE AFFIRMATIVE VOTE OF A TWO THIRDS MAJORITY OF THE SHARES OUTSTANDING THAT ARE ENTITLED TO BE CAST BECAUSE SUCH AUTHORIZATION REQUIRES THE RATIFICATION OF AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION. SUCH AMENDMENT WILL, PENDING STOCKHOLDER APPROVAL, BE FILED WITH THE TEXAS SECRETARY OF STATE PURSUANT TO THE TEXAS BUSINESS CORPORATION ACT. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THIS PROPOSAL 3 TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK TO ONE BILLION.

If We Fail to Obtain Stockholder Approval to Increase our Authorized Shares of Common Stock, We May be Subject to Various Penalties and Will be in Default of the Securities Purchase Agreement.

In the event that we are unable to obtain an increase in our authorized common stock, we will be required to pay penalties to the investors of the July 2005 Securities Purchase Agreement and will be in default of the agreement. If we are in default, we could be required to immediately repay the secured convertible notes. If we are required to repay the secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

GENERAL AND OTHER MATTERS

Management knows of no matters other than the matters described above that will be presented to the Meeting. However, if any other matters properly come before the Meeting, or any of its postponements or adjournments, the person or persons voting the proxies will vote them in accordance with his or their best judgment on such matters.

SOLICITATION OF PROXIES

The Company will solicit proxies and will bear the costs associated therewith. Solicitations may be made by mail or telephonically. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to beneficial owners of the Company’s Common Stock.

SHAREHOLDER PROPOSALS

The Board of Directors has not yet determined the date on which the next annual meeting of Stockholders of the Company will be held. Any proposal by a Stockholder intended to be presented at the Company’s next annual meeting of Stockholders must be received at the offices of the Company a reasonable amount of time prior to the date on which the information or proxy statement for that meeting are mailed to Stockholders in order to be included in the Company’s information or proxy statement relating to that meeting.

While you have the matter in mind, please complete, sign and return the enclosed proxy card.

                                                                                  BY ORDER OF THE BOARD OF DIRECTORS,

                                                                                  Dr. John W. Whitney, President